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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Corporate Communications, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClellan (212) 213-0006
                                   Justin Jackson - Media

FOR IMMEDIATE RELEASE

     Cygnus' GlucoWatch (Registered Trademark) To Be Reviewed
                 By FDA Panel December 6, 1999

Redwood City, Ca. - October 27, 1999 - Cygnus, Inc. (Nasdaq: CYGN) today announced that the United States Food and Drug Administration (FDA) has scheduled December 6, 1999 as the date for an advisory committee review of Cygnus' premarket approval application (PMA) for their GlucoWatch (Registered Trademark) monitor, an investigational device intended to provide frequent, automatic and non-invasive monitoring of glucose levels for adults with diabetes. The meeting will be held with the Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee.

"We are very excited to have a date scheduled for this panel meeting just five months from the FDA's filing of our extensive premarket approval application," stated John C. Hodgman, Chairman, President and Chief Executive Officer of Cygnus. "We've been consulting regularly with the FDA regarding the application for our GlucoWatch (Registered Trademark) monitor, and look forward to this upcoming advisory panel meeting," Mr. Hodgman added.

In July 1999 the FDA notified Cygnus that its PMA application was deemed suitable for filing and was granted expedited review status. Cygnus'
5,000-page PMA application included analyses of clinical studies conducted on more than 600 people with diabetes, who used the device for up to six weeks. The studies, which were performed at more than 15 clinical sites across the United States, involved over 25,000 hours of use of the GlucoWatch (Registered Trademark) monitor. The participants consisted of a cross-section of racial and age groups, diabetes types (both type 1 and type 2), and other defining characteristics. Approximately 19,000 paired data points were generated from the studies, comparing glucose measurements obtained by the GlucoWatch (Registered Trademark) monitor to glucose measurements obtained with finger-stick monitors using capillary blood. Although the FDA is not bound by the decisions of the advisory committee, the agency typically follows its advisory committees' advice.

The GlucoWatch (Registered Trademark) monitor is intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older, who have diabetes. This device is intended for use by patients at home and in health care facilities. Following a three-hour warm-up period, the device is capable of providing up to three non-invasive glucose measurements per hour for 12 hours. After the warm-up period, a finger stick blood glucose measurement is input into the GlucoWatch (Registered Trademark) monitor for calibration. The GlucoWatch (Registred Trademark) monitor could be used during one's normal daily routine at home and at work and even while sleeping. The frequent readings provided by the GlucoWatch (Registered Trademark) monitor have the potential to help manage diabetes better. The GlucoWatch (Registered Trademark) monitor has the capability to alert users when glucose levels are too high or too low. These situations may be hard to identify with regular glucose testing alone. The GlucoWatch (Registred Trademark) monitor is indicated for use in the detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions.

The GlucoWatch (Registered Trademark) monitor works through a process called reverse iontophoresis. This process allows the monitor to collect glucose samples through intact skin. The glucose molecules are collected in gel collection discs that are part of a single-use AutoSensor. The gel collection discs contain the enzyme glucose oxidase. As glucose enters the discs, it reacts with the glucose oxidase in the gel to form hydrogen peroxide. A biosensor in contact with each gel collection disc detects the hydrogen peroxide, generating an electronic signal. The monitor uses the calibration value previously entered by the patient to convert the signal into a glucose measurement. The glucose measurement is then displayed on the monitor and stored in memory.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive monitoring device (the GlucoWatch - Registered Trademark - device) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the government approvals, commercial introduction and market acceptance of the GlucoWatch (Registered Trademark) monitor. There can be no assurances that the panel meeting will result in a recommendation for approval to the FDA. There can be no assurances that a recommendation for approval from the advisory committee would result in a clearance from the FDA to market the device. Also, there can be no assurances that if the Company receives marketing clearance from the FDA that the product could be successfully manufactured or marketed. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                       END